As filed with the Securities and Exchange Commission on March 10, 2016

Registration No. 333-195799

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-195799

UNDER

THE Securities Act of 1933

DIAMOND FOODS, LLC

(successor in interest to Diamond Foods, Inc.)

Delaware	20-2556965
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

600 Montgomery Street, 13th Floor
San Francisco, California 94111

(Address of Principal Executive Offices) (Zip Code)

Rick D. Puckett
Executive Vice President, Chief Financial Officer,
and Chief Administrative Officer
Snyder’s-Lance, Inc.
13515 Ballantyne Corporate Place
Charlotte, North Carolina 28277

(Name and Address of Agent For Service)

(704) 554-1421

(Telephone Number, including area code, of agent for service)

Copies to:

Kevin T. Collins, Esq.

Martin C. Glass, Esq.

Jason M. Casella, Esq.

Jenner & Block LLP

919 Third Avenue

New York, New York 10022

(212) 891-1600

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

Diamond Foods, LLC, as successor in interest to Diamond Foods, Inc. (“Company”), is filing this Post-Effective Amendment to withdraw and remove from registration the unissued and unsold shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), and any other securities issuable by the Company, pursuant to the Registration Statement on Form S-3, File No. 333-195799, filed with the U.S. Securities and Exchange Commission on May 8, 2014 (the “Registration Statement”), pertaining to the registration of 8,870,895 shares of Common Stock and up to $500,000,000 of other primary offerings.

Effective February 29, 2016, pursuant to the Agreement and Plan of Merger and Reorganization, dated as of October 27, 2015, by and among the Company, Snyder’s-Lance (“Snyder’s-Lance”) and Shark Acquisition Sub I, Inc. a Delaware corporation and a wholly-owned subsidiary of Snyder’s-Lance (“Merger Sub I”) and Shark Acquisition Sub II, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Snyder’s-Lance (“Merger Sub II”), Merger Sub I merged with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly-owned subsidiary of Snyder’s-Lance and then such surviving entity merged with and into Merger Sub II (the “Second Merger”, and collectively with the First Merger, the “Merger”), with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of Snyder’s-Lance.

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this post-effective amendment to deregister all of such securities of the Company registered under the Registration Statement that remained unsold as of the effective time of the Merger, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on this 10th day of March, 2016. No other person is required to sign this Post-Effective Amendment to the Registration Statement on Form S-3 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

Diamond Foods, LLC
(successor in interest to Diamond Foods, Inc.)

By:	/s/ Rick D. Puckett
Rick D. Puckett
Executive Vice President and Chief Financial Officer